Exhibit 99.1

                 Pier 1 Imports, Inc. Reports November
           Sales; Pre-announces FY06 Third Quarter Results

    FORT WORTH, Texas--(BUSINESS WIRE)--Dec. 1, 2005--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the four-week period ended November 26, 2005 aggregated $177,102,000, an increase of 5.9% from $167,192,000 last year, and comparable store sales increased 1.9%.
    Sales for the third quarter ended November 26, 2005 were $476,243,000, down 2.4% from last year's $487,729,000, and comparable store sales declined 6.5%. Year-to-date sales of $1,320,544,000 were down 3.8% from $1,372,027,000 last year, and comparable store sales declined 8.7%.
    Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "We are pleased to report positive comp store sales in November and are encouraged by a good start to the holiday selling season over the Thanksgiving Day weekend. Traffic trends continued to improve over the prior month as business stabilized with higher average ticket sales and increased customer conversions. Although sales were more promotional than we had originally planned, increased units sold supports our inventory management efforts. This is critical during the holiday season and will facilitate the Company's plans to reposition our merchandise mix in the spring. To note, November's comp store sales increased 3.2% for Pier 1's North American stores, not including comp store sales for The Pier's 45 stores located primarily in the U.K. The Pier's results were soft due to weakness in the U.K. economy.
    "We have 23 shopping days remaining until Christmas, which represents over 75% of December's sales. Our projections for this month's comp store sales are in the positive, low single-digit range. We are pleased with increased store traffic and with our customers' favorable response to the new and exciting gifts, holiday merchandise and home entertainment offerings available in our stores now."
    The Company pre-announces a third quarter loss between ($0.08) and ($0.10) per share based on the following:

    -- Reported third quarter comparable store sales declined 6.5%, and projected merchandise margins of approximately 120 to 130 basis points below last year, due to higher promotional activity,

    -- Additional de-leveraging of fixed store occupancy costs, resulting in gross profit in a range of 36.2% to 36.4%, versus 39.2% last year,

    -- Incremental marketing costs of about $10 million during the third quarter, due to new TV advertising and two national catalog mailings this year that will have residual benefits in the fourth quarter,

    -- SG&A costs between 34.3% and 34.5%, versus 29.9% in the third quarter year-ago period, due to de-leveraging of fixed store payroll and other administrative expenses, as well as approximately $1 million costs from hurricanes,

    -- Operating loss for the third quarter of between $4 million and $6 million, and

    -- The Company's tax provision results in a charge of between $1.5 million and $2.5 million for the quarter, or approximately ($0.02) to ($0.03) per share.

    On December 15, 2005, the Company will release fiscal 2006 third quarter results for the period ended November 26, 2005 and conduct a conference call to discuss the third and fourth quarters.

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed Form 10-Q for fiscal year 2006. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters that may affect sales, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the strength of new home construction and sales of existing homes, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico; The Pier(R) stores in the United Kingdom and Ireland; and Pier 1 kids(R) stores.




    CONTACT: Pier 1 Imports, Inc., Fort Worth
             Cary Turner, 817-252-8400